Exhibit 99.1

PRESS RELEASE

Allegiance Bancshares, Inc.

8847 West Sam Houston Parkway N., Suite 200

Houston, Texas 77040

ALLEGIANCE BANCSHARES, INC.

ANNOUNCES NEW DIRECTORS AND DECLARATION OF DIVIDEND

HOUSTON, Texas, April 24, 2020 - Allegiance Bancshares, Inc. (NASDAQ: ABTX) (“Allegiance”), the holding company of Allegiance Bank, announced the addition of Ms. Denise Castillo-Rhodes and Ms. Janet S. Wong to Allegiance’s Board of Directors.  “I am very pleased that Ms. Castillo-Rhodes and Ms. Wong have agreed to join our Board,” said George Martinez, Chairman of Allegiance.

Ms. Castillo-Rhodes is currently the Executive Vice President and Chief Financial Officer of Texas Medical Center, where she oversees accounting, finance, billing and collections and tax compliance. Ms. Castillo-Rhodes is a certified public accountant and a member of the American Institute of Certified Accountants, the Texas Society of Certified Public Accountants and the Houston Chapter of Certified Public Accountants. Ms. Castillo-Rhodes’ professional experience as a financial executive and other leadership experience qualify her to provide pertinent guidance to Allegiance’s board, as well as the Audit Committee.

Ms. Wong is a licensed Certified Public Accountant and has more than 30 years of public accounting experience. She is a retired partner with KPMG, an international professional services firm, where she has extensive industry experience in technology, manufacturing, financial services and consumer products. Since 2013, Ms. Wong has served as a National Executive Advisor for Ascend, a nonprofit professional organization that enables its members, corporate partners and the community to realize the leadership potential of Asians in global corporations, where she leads the largest network of Asian corporate board directors serving U.S. boards and facilitates leadership programs to Fortune 500 and professional services companies throughout the U.S. In 2015, she was elected to the Board of Directors of Enviva Partners (NYSE: EVA) and also serves as their Audit Committee Chair. Ms. Wong's audit expertise and her professional and leadership experience qualify her to serve on Allegiance’s board, as well as on the Audit and Corporate Governance and Nominating Committees.

“We welcome Ms. Castillo-Rhodes and Ms. Wong to the Allegiance team and appreciate their willingness to support and serve alongside our dedicated Board,” said Steven F. Retzloff, Chief Executive Officer of Allegiance. “Both Ms. Castillo-Rhodes and Ms. Wong offer years of significant leadership experience and no doubt will be assets to our organization as they each bring unique viewpoints and will contribute to the diversity of our Board.”

Dividend Declaration

On April 23, 2020, the Board of Directors of Allegiance declared a cash dividend of $0.10 per share to be paid on June 15, 2020 to all shareholders of record as of May 29, 2020.

About Allegiance Bancshares, Inc.

Allegiance is a Houston, Texas-based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to small to medium-sized businesses and individual customers in the Houston region. Allegiance’s super-community banking strategy was designed to foster strong customer relationships while benefiting from a platform and scale that is competitive with larger local and regional banks.  Allegiance Bank operated 27 full-service banking locations in the Houston region, which we define as the Houston-The Woodlands-Sugar Land and Beaumont-Port Arthur metropolitan statistical areas, with 26 bank offices and one loan production office in the Houston metropolitan area and one bank office location in Beaumont, just outside of the Houston metropolitan area. Visit www.allegiancebank.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release may contain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, present expectations, estimates and projections about Allegiance and its subsidiaries.

Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “continues,” “anticipates,” “intends,” “projects,” “estimates,” “potential,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Forward-looking statements include information concerning Allegiance’s future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Allegiance’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Allegiance can: continue to develop and maintain new and existing customer and community relationships; successfully implement its growth strategy, including identifying suitable acquisition targets and integrating the businesses of acquired companies and banks; sustain its current internal growth rate; provide quality and competitive products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its performance objectives. These and various other risk factors are discussed in Allegiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in other reports and statements Allegiance has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Financial Information, SEC Filings.  Any forward-looking statement made by Allegiance in this release speaks only as of the date on which it is made. Factors or events that could cause Allegiance’s actual results to differ may emerge from time to time, and it is not possible for Allegiance to predict all of them. Allegiance undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACT: Allegiance Bancshares, Inc.

ir@allegiancebank.com